EXHIBIT 3.1

ARTICLES OF INCORPORATION

OF

CORECARD CORPORATION

ARTICLE ONE

NAME

The name of the corporation is CoreCard Corporation.

ARTICLE TWO

CAPITALIZATION

The corporation shall have authority, exercisable by its Board of Directors, to issue up to 20,000,000 shares of common stock, $0.01 par value per share, (“Common Stock”) and 2,000,000 shares of a special class of stock, $0.10 par value per share, (“Special Stock”), any part or all of which shares of Special Stock may be established and designated from time to time by the Board of Directors, in such series and with such preferences, limitations, and relative rights as may be determined by the Board of Directors.

ARTICLE THREE

LIMITATION ON DIRECTOR LIABILITY

No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for:

(A)	any appropriation, in violation of the director’s duties, of any business opportunity of the corporation;

(B)	acts or omissions that involve intentional misconduct or a knowing violation of law;

(C)	liability under Section 14-2-832 (or any successor provision or redesignation thereof) of the Georgia Business Corporation Code; and

(D)	any transaction from which the director derived an improper personal benefit.

If at any time the Georgia Business Corporation Code (the “Code”) shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the corporation shall be eliminated or limited to the fullest extent permitted by the Code, as so amended, without further action by the shareholders, unless the provisions of the Code, as amended, require further action by the shareholders.

Any repeal or modification of the foregoing provisions of this Article Three shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the corporation for or with respect to any alleged act or omission of the director occurring prior to such repeal or modification.